EXHIBIT 23.6

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca
Consent of Independent Registered Chartered Accountants
We consent to the use in this Post-Effective Amendment No. 1 on Form F-1 to Form F-4 Registration Statement No. 333-169867 of our report dated April 1, 2011 relating to the consolidated financial statements of Brookfield Residential Properties Inc. (formerly Brookfield BHS Holdings Inc. and 1831174 Ontario Inc.) for the year ended December 31, 2010 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
April 5, 2011